Exhibit 4(d)

SECURITY BENEFIT LIFE INSURANCE COMPANY

NURSING HOME ENDORSEMENT

This Endorsement is attached to and made a part of this Contract/Policy (the “Policy”) as of the Contract Date, or if later, the date shown below. The Policy is changed by adding the following:

This Endorsement shall govern on any full or partial withdrawal of Account Value if:

1.
The Owner has been confined to a Hospital or Qualified Skilled Nursing Facility for at least 90 consecutive days immediately prior to the date of such withdrawal and is so confined when the request for withdrawal is Received by SBL;

2.	Such confinement began after the Contract Date; and

3.	The request for withdrawal must be accepted and Received by SBL after the third Contract Anniversary along with:

a.	A properly completed claim form accepted and Received by SBL; and

b.	A written statement by the attending Licensed Physician certifying that such confinement is a medical necessity and is due to illness or infirmity. Such written statement must be approved by SBL.

In the event that all the foregoing rules are met, SBL shall waive the Surrender Charge, Market Value Adjustment, or Bonus Recapture that may be assessed as a result of the withdrawal.

SBL reserves the right to have the Owner examined by a physician of SBL’s choice and at SBL’s expense to determine if the Owner is eligible for the Charge Waiver. SBL reserves the right to require the claim form and written statement described above with each request for withdrawal.

DEFINITIONS

Hospital

A Hospital is (i) an institution that is licensed as such by the Joint Commission of Accreditation of Hospitals or (ii) any lawfully operated institution that provides in patient treatment of sick and injured persons through medical, diagnostic and surgical facilities directed by a staff of physicians and 24 hour nursing services.

Licensed Physician

A Licensed Physician is a medical doctor licensed in the United States who is (i) practicing within the scope of that license and (ii) is not the Owner, Annuitant, Beneficiary, or a person related thereto.

Qualified Skilled Nursing Facility

A Qualified Skilled Nursing Facility is a facility licensed by the state to provide, on a daily basis, convalescent or chronic care for in patients who, by reason of illness or infirmity, are not able to care for themselves.

Exhibit 4(d)

NOTICE:  CONSULT YOUR TAX ADVISOR PRIOR TO REQUESTING THIS BENEFIT. RECEIPT OF BENEFITS UNDER THIS ENDORSEMENT MAY BE SUBJECT TO AN IRS 10% PENALTY TAX IN ADDITION TO ANY INCOME TAX THAT MAY BE DUE.

SECURITY BENEFIT LIFE INSURANCE COMPANY

/s/ JOHN F. GUYOT

John F. Guyot
Secretary

_______________________
Endorsement Effective Date
(If Other Than Contract Date)

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